Exhibit 10.9

Executive Officer Annual Bonus Program (2023)

The purpose of the annual bonus program for the Company’s C-level officers (“Executives”) is to align their incentive bonuses with the achievement of annual corporate profitability as well as the Company’s key ESG-related metrics. Annual bonuses under this program are payable in cash or, at higher levels of performance, may be paid partly in cash and partly as a grant of restricted stock units (RSUs) under the Company’s 2016 Stock Incentive Plan (or a subsequently approved plan). These annual bonuses are designed to provide additional compensation to the Executives, and to more immediately reward them in direct relation to the Company’s pretax income achieved during the performance period. The awards are structured so that no bonus is earned until a pretax income hurdle is achieved, and the bonus percentage increases with incremental increases in pretax income. The immediacy of these cash bonuses provides an incentive to the Executives to raise their level of performance in order to increase the Company’s overall level of profitability.

Calculation of Bonus Pool

The bonus program for the Company’s C-level officers provides a bonus pool for each fiscal year if the Company’s income before income taxes (excluding any currency adjustments) and before payment of these bonuses (“Pretax Income”) exceeds $10 million for the most recently completed fiscal year in accordance with the following formulas:

Amount of Pretax Income in fiscal year	Bonus Pool % of Pretax Income
Pretax Income of less than $10 million	$0; No bonus payable under this annual bonus program
Pretax Income of at least $10 million and less than $25 million	5% of such Pretax Income, payable 100% in cash
Pretax Income of at least $25 million and less than $50 million	8% of such Pretax Income, with 75% payable in cash and 25% payable in RSUs
Pretax Income of at least $50 million	11.25% of such Pretax Income, with 50% payable in cash and 50% payable in RSUs

The amount of the bonus pool is calculated based on the achieved level of Pretax Income, but only 80% of such pool is earned based on such financial performance. The remaining 20% of such pool will be earned and awarded based on the Compensation Committee’s assessment of the Company’s progress on key ESG-related metrics. The Compensation Committee may fund from 0% to 20% of the bonus pool (which was determined based on Pretax Income) based on these ESG results. For the avoidance of doubt, if the Pretax Income is less than $10 million, no bonus is payable even if the ESG-related metrics were fully achieved.

RSU Grants

The Compensation Committee may vary the mix of cash and RSUs granted in any year from the criteria specified above and/or may vary the mix of cash and RSUs among Executives based on such factors as the Compensation Committee determines appropriate. For example, the Compensation Committee may consider the number of shares available for grant under the Stock Plan, whether an Executive is expected to retire before the end of the 3-year vesting period of RSUs, or the total bonus or compensation level of each Executive in determining the mix of cash and RSUs to award any Executive. If any portion of the earned annual bonus is payable in RSUs, the Compensation Committee will grant such RSUs from the 2016 Stock Incentive Plan (or a subsequently adopted plan) (the “Stock Plan”) with a 3-year graded vesting schedule, vesting 1/3 on each anniversary of the grant date, and with such other terms and conditions as specified by the Compensation Committee.

Determination and Payment of Bonuses

In determining the Company’s Pretax Income, generally accepted accounting principles shall be applied on a basis consistent with prior periods. The Compensation Committee may adjust the Company’s Pretax Income (or the schedule of the bonus pool earned based on different levels of Pre-tax Income) as it determines appropriate to account for material unexpected, and/or non-recurring items not contemplated when this bonus program was adopted including, without limitation, (i) changes in tax laws or regulations or accounting procedures, (ii) reorganizations, restructurings, mergers, acquisitions or divestitures, (iii) litigation or the resolution of litigation, and (iv) other sufficiently noteworthy items that require disclosure in a press release. As soon as practicable following the final determination of the Company’s financial results for the fiscal year, the Compensation Committee will review the Company’s Pretax Income, make any appropriate adjustments, assess the Company’s progress toward its key ESG-related goals, and determine the amount and form of payment of the bonuses payable to each eligible Executive. The cash portion of the annual bonus will be paid to the Executive within 30 days following the Compensation Committee’s determination, and any RSUs payable as part of the annual bonus will be granted within 30 days of such determination, with the number of shares subject to the RSU determined based on the closing price of a share of the Company’s Common Stock on the specified grant date. To be eligible for the annual bonus, an Executive must be employed by the Company at the time of payment of the cash portion and at the time of grant of any RSUs.

If the Company’s financial statements are restated and Pretax Income is adjusted after payment of bonuses, the Compensation Committee may recalculate the bonuses and pay any additional amounts owed to Executives or ask for repayment of excess amounts from Executive within 30 days of the date of such recalculation by the Compensation Committee.

Examples

For example, the total annual bonus pool would equal the following amounts at the corresponding Company Pretax Income levels:

Pretax Income	Maximum Bonus Pool	Portion Earned Based on Pretax Income	Portion Contingent on ESG Results	Form of Payment
$15 million	$750,000	$600,000	$150,000	100% Cash
$30 million	$2,400,000	$1,920,000	$480,000	75% Cash; 25% RSUs
$40 million	$3,200,000	$2,560,000	$640,000	75% Cash; 25% RSUs
$55 million	$6,187,500	$4,950,000	$1,237,500	50% Cash; 50% RSUs

Allocation of Bonus Pool Among Executives

Unless and until amended, the earned bonus pool for each fiscal year shall be allocated among Executive Officers as follows:

Executive	% of pool
President & CEO	46.0%
President Military & Export	8.0%
Chief Financial Officer	14.0%
Chief Information Officer	8.0%
Chief Manufacturing Officer	8.0%
Chief Revenue Officer	8.0%
General Counsel	8.0%
TOTAL	100%

Effective Date

This bonus program is first applicable to the cash bonuses payable in 2024 with respect to performance during 2023 and supersedes and replaces the cash bonus programs previously applicable to C-level officers with respect to performance during fiscal years prior to 2023.

Amendment

The Company retains the right to modify, amend or terminate this annual bonus program at any time.